Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Increased Revenues and Pre-tax Income in Fiscal 2021 Second Quarter Exceeding Both 2020 and 2019 Second Quarter Results and Raises Annual Guidance

  Generates $94.7 million in total revenues, an increase of 134.7% compared to the fiscal 2020 second quarter and 19.6% compared to the fiscal 2019 second quarter
  Gross profit margin is 53.2% compared to 18.7% in the fiscal 2020 second quarter and 44.1% in the fiscal 2019 second quarter
  Delivers pre-tax income of $9.5 million, reaching the highest in the Company’s history for its second quarter, an improvement of $23.5 million compared to the fiscal 2020 second quarter and $10.2 million compared to the fiscal 2019 second quarter
  Increases fiscal 2021 annual guidance

ST. LOUIS--(BUSINESS WIRE)--August 26, 2021--Build-A-Bear Workshop, Inc. (NYSE: BBW) today reported results for the second quarter and six months ended July 31, 2021. The Company noted that its historically best second quarter profit results followed a record performance in the fiscal 2021 first quarter leading to the Company’s strongest first six months performance in its nearly 25-year history.

Sharon Price John, Build-A-Bear Workshop President and Chief Executive Officer, commented, “Our positive trend continued in the second quarter as we once again delivered record-breaking profit as well as strong growth in total revenues over both the fiscal 2020 and 2019 second quarters. We believe these results reflect momentum that has been building from the execution of our stated strategy, agility to adapt to a rapidly evolving environment, and ability to accelerate key initiatives to drive sustained profitable growth, while recognizing that the business is also benefiting from pandemic-related factors such as pent-up demand and stimulus funds.

“We made progress in each area of strategic focus with the acceleration of our digital transformation including content and entertainment initiatives, the advancement of our retail capabilities and experiences, while maintaining a solid financial position to support our business and future growth. We look forward to continuing to leverage our strong brand appeal to a broad demographic base of consumers across multiple channels. Business trends have continued to be positive into the current third quarter and while we are navigating an environment with higher costs and a tight supply chain as well as monitoring the ongoing evolution of the pandemic, we are optimistic about our full-year performance and are again increasing our annual guidance,” Ms. John concluded.

Second Quarter Fiscal 2021 Results: (13 weeks ended July 31, 2021 compared to the 13 weeks ended August 1, 2020):

  Total revenues were $94.7 million, a 134.7% increase compared to $40.4 million in the fiscal 2020 second quarter, and a 19.6% increase from $79.2 million in the fiscal 2019 second quarter;
    Net retail sales were $91.3 million, a 132.1% increase compared to $39.3 million in the fiscal 2020 second quarter and a 21.4% increase compared to $75.2 million in the fiscal 2019 second quarter;
    Consolidated e-commerce demand (orders generated online to be fulfilled from either the Company’s warehouse or its stores) declined 27.8% compared to the fiscal 2020 second quarter and increased 158.9% compared to the fiscal 2019 second quarter. The Company noted that in 2020, its e-commerce was the primary channel for revenue and its digital demand was buoyed by temporary store closures and the online exclusive launches of some powerful licensed properties; and
    Commercial and international franchise revenues were $3.4 million compared to $1.0 million in the fiscal 2020 second quarter and $4.0 million in the fiscal 2019 second quarter;
  Gross profit margin was 53.2%, compared to 18.7% in the fiscal 2020 second quarter and 44.1% in the fiscal 2019 second quarter. The gross profit margin expanded by 3,450 basis points compared to the fiscal 2020 second quarter and 910 basis points versus the fiscal 2019 second quarter. The 2021 results reflected increased leverage on fixed occupancy expense and expansion in merchandise margin;
  Selling, general and administrative (“SG&A”) expenses were $40.9 million, or 43.2% of total revenues, compared to $21.5 million, or 53.3% of total revenues in the fiscal 2020 second quarter and $35.7 million, or 45.1% of total revenues in the fiscal 2019 second quarter. The increase in SG&A expenses, as compared to the fiscal 2020 second quarter, was driven by higher store labor costs given the re-opening of store locations and expanded operating hours. In addition, the Company recorded full corporate salaries in 2021 as opposed to the prior year when pandemic-related cost containment initiatives included temporary wage reductions. In addition, the change in SG&A reflects an increase in variable costs driven by sales growth initiatives inclusive of higher marketing spend and funding of performance incentive programs;
  Pre-tax income was $9.5 million compared to pre-tax loss of ($14.0) million in the fiscal 2020 second quarter, an improvement of $23.5 million, and pre-tax loss of ($0.7) million in the fiscal 2019 second quarter, an improvement of $10.2 million;
  Adjusted pre-tax income was $9.5 million compared to adjusted pre-tax loss of ($12.3) million in the fiscal 2020 second quarter and adjusted pre-tax income of $0.4 million in the fiscal 2019 second quarter;
  Income tax expense was $2.6 million compared to an income tax benefit of less than $0.1 million in the fiscal 2020 second quarter and income tax expense of $0.5 million in the fiscal 2019 second quarter;
  Net income was $6.8 million, or $0.42 per diluted share, compared to net loss of ($13.9) million, or ($0.93) per diluted share, in the fiscal 2020 second quarter and net loss of ($1.2) million, or ($0.08) per diluted share, in the fiscal 2019 second quarter;
  Adjusted net income was $6.9 million, or $0.43 per diluted share, compared to adjusted net loss of ($12.2) million, or ($0.82) per diluted share in the fiscal 2020 second quarter and adjusted net loss of ($0.3) million, of ($0.02) per diluted share in the fiscal 2019 second quarter; and
  Adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $12.5 million, an increase of $21.5 million from the fiscal 2020 second quarter and an increase of $8.8 million from the fiscal 2019 second quarter.

First Six Months Highlights (26 weeks ended July 31, 2021 compared to the 26 weeks ended August 1, 2020):

  Total revenues were $186.4 million, an increase of 114.3% compared to $87.0 million in the first six months of fiscal 2020 and an increase of 14.0% from $163.6 million in the first six months of 2019;
    Consolidated net retail sales were $180.5 million, an increase of 112.4% compared to $85.0 million in the first six months of fiscal 2020 and an increase of 15.5% compared to $156.3 million in the first six months of fiscal 2019;
  Pre-tax income was $22.7 million compared to pre-tax loss of ($32.6) million in the first six months of fiscal 2020 and pre-tax income of $1.7 million in the first six months of fiscal 2019;
  Net income was $17.2 million, or $1.08 per diluted share compared to net loss of ($35.1) million, or ($2.35) per diluted share in the first six months of fiscal 2020 and net loss of less than ($0.1) million, or $0.00 per diluted share, in the first six months of fiscal 2019;
  Adjusted net income was $16.4 million, or $1.03 per diluted share, compared to adjusted net loss of ($23.9) million or ($1.60) per diluted share in the first six months of fiscal 2020, and compared to adjusted net income of $0.5 million or $0.03 per diluted share for the first six months of fiscal 2019; and
  Adjusted EBITDA was $27.9 million, an increase of $45.1 million from adjusted EBITDA of ($17.2) million in the first six months of fiscal 2020 and an increase of $17.4 million from adjusted EBITDA of $10.5 million in the first six months of fiscal 2019.

Store Activity:

As of July 31, 2021, the Company had 352 corporately-managed stores. The Company maintains a high level of lease optionality with over 70% of its corporately-managed stores having a lease event within the next three years.

The Company noted that its third-party retail model was showing a return to stability as locations associated with relationships that include Carnival Cruise Lines, Great Wolf Lodge Resorts, Landry’s and Beaches Family Resorts were mostly reopened. Separately, international franchise locations continued to be negatively impacted by COVID and experienced closures or operated under restrictions for a portion of the 2021 second quarter.

Balance Sheet:

At the end of the fiscal 2021 second quarter, the Company had cash and cash equivalents totaling $51.1 million compared to $25.3 million at the end of the fiscal 2020 second quarter. Inventory at quarter end was $47.3 million, compared to $55.5 million at the end of the fiscal 2020 second quarter.

In the fiscal 2021 second quarter, capital expenditures totaled $1.1 million compared to $0.5 million in the fiscal 2020 second quarter.

Outlook:

The Company believes its business performance has it positioned to exceed the expectations it previously issued with its first quarter earnings on May 26, 2021. The Company currently expects:

  Total revenues in fiscal 2021 to be in the range of $375 to $385 million which represents an increase from its previous guidance for fiscal 2021 total revenues to exceed fiscal 2019 total revenues of $338.5 million;
    Specifically related to its third quarter outlook, the Company notes that business trends have remained strong, and it expects total revenues for the fiscal 2021 third quarter to exceed both 2020 and 2019 levels. The growth is driven by the recapture of sales in its physical stores which were partially closed last year. The Company expects its third quarter e-commerce demand to remain flat with last year’s third quarter, while still representing a triple digit increase over 2019. Additionally, the Company expects to have higher overall expenses in the third quarter driven in part by higher payroll and marketing costs resulting from temporary reductions in last year’s period to mitigate COVID closings. The third quarter is generally the Company’s smallest of the year, and as is historically typical, the Company currently expects to have pre-tax loss in the period;
  EBITDA in fiscal 2021 to be in the range of $45 million to $50 million, an increase from the Company’s previous expectation for EBITDA in the range of $28 to $32 million; and
  The Company currently expects capital expenditures to be approximately $10 million and for depreciation and amortization to be in the range of $13 to $14 million in fiscal 2021.

The Company notes that its updated guidance assumes no additional material COVID impact either in its supply chain or store operations.

Note Regarding Non-GAAP Financial Measures:

In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic income and income per diluted share adjusted to exclude certain costs and accounting adjustments, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measure later in this document.

Today’s Conference Call Webcast:

Build-A-Bear Workshop will host a conference call and audio webcast to discuss its results today, August 26, 2021 at 9:00 a.m. Eastern Time. The conference call may be accessed by dialing (877) 407-3982 or, for international callers, (201) 493-6781. Additionally, a live webcast of the call can be accessed at http://IR.buildabear.com. The call is expected to conclude by 10 a.m. ET. The webcast will be archived on the Company’s website for one year and will be available for replay approximately one hour after the conclusion of the call. Additionally, a telephonic re-play of the call will be available at 12:00 p.m. ET on August 26, 2021 until 11:59 p.m. ET on September 2, 2021 and can be accessed by dialing (844) 512-2921, or (412) 317-6671 for international callers and entering replay pin number 13722087.

About Build-A-Bear
Build-A-Bear is a multi-generational global brand focused on its mission to “add a little more heart to life” appealing to a wide array of consumer groups who enjoy the personal expression in making their own “furry friends” to celebrate and commemorate life moments. Nearly 500 interactive brick-and-mortar retail locations operated through a variety of formats provide guests of all ages a hands-on entertaining experience, which often fosters a lasting and emotional brand connection. The company also offers an engaging e-commerce/digital purchasing experience called the “Bear-Builder” at www.buildabear.com. In addition, extending its brand power beyond retail, Build-A-Bear Entertainment, a subsidiary of Build-A-Bear Workshop, Inc., is dedicated to creating engaging content for kids and adults that fulfills the company’s mission, while the company also offers products at wholesale and in non-plush consumer categories via licensing agreements with leading manufacturers. Build-A-Bear Workshop, Inc. (NYSE: BBW) posted total revenue of $255.3 million in fiscal 2020. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements:
This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All of the information concerning our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity, future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 15, 2021 and other periodic reports filed with the SEC which are incorporated herein.

All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES Unaudited Condensed Consolidated Statements of Operations (dollars in thousands, except share and per share data)

	13 Weeks Ended July 31, 2021	% of Total Revenues (1)	13 Weeks Ended August 1, 2020	% of Total Revenues (1)
Revenues:
Net retail sales	$91,289	96.4	$39,339	97.5
Commercial revenue	2,946	3.1	865	2.1
International franchising	493	0.5	149	0.4
Total revenues	94,728	100.0	40,353	100.0
Cost of merchandise sold:
Cost of merchandise sold - retail (1)	42,677	46.7	30,233	76.9
Store asset impairment	—	0.0	2,063	5.2
Cost of merchandise sold - commercial (1)	1,286	43.7	387	44.7
Cost of merchandise sold - international franchising (1)	365	74.0	130	87.2
Total cost of merchandise sold	44,328	46.8	32,813	81.3
Consolidated gross profit	50,400	53.2	7,540	18.7

Selling, general and administrative expense	40,919	43.2	21,516	53.3
Interest expense (income), net	8	0.0	7	0.0
Income (loss) before income taxes	9,473	10.0	(13,983)	(34.7)
Income tax expense (benefit)	2,638	2.8	(74)	(0.2)
Net income (loss)	$6,835	7.2	$(13,909)	(34.5)

Income (loss) per common share:
Basic	$0.44		$(0.93)
Diluted	$0.42		$(0.93)
Shares used in computing common per share amounts:
Basic	15,398,406		14,999,786
Diluted	16,111,587		14,999,756

(1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES Unaudited Condensed Consolidated Statements of Operations (dollars in thousands, except share and per share data)

	26 Weeks Ended July 31, 2021	% of Total Revenues (1)	26 Weeks Ended August 1, 2020	% of Total Revenues (1)
Revenues:
Net retail sales	$180,501	96.8	$84,986	97.7
Commercial revenue	5,055	2.7	1,198	1.4
International franchising	865	0.5	793	0.9
Total revenues	186,421	100.0	86,977	100.0
Costs and expenses:
Cost of merchandise sold - retail (1)	84,770	47.0	63,585	74.8
Store asset impairment (2)	—	0.0	6,882	8.1
Cost of merchandise sold - commercial (1)	2,190	43.3	527	44.0
Cost of merchandise sold - international franchising (1)	633	73.2	385	48.5
Total cost of merchandise sold	87,593	47.0	71,379	82.1
Consolidated gross profit	98,828	53.0	15,598	17.9

Selling, general and administrative expense	76,161	40.9	48,241	55.5
Interest expense, net	13	0.0	4	0.0
Income (loss) before income taxes	22,654	12.2	(32,647)	(37.5)
Income tax expense	5,439	2.9	2,466	2.8
Net income (loss)	$17,215	9.2	$(35,113)	(40.4)

Income (loss) per common share:
Basic	$1.13		$(2.35)
Diluted	$1.08		$(2.35)
Shares used in computing common per share amounts:
Basic	15,230,215		14,936,541
Diluted	15,958,520		14,936,541

(1)Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold - retail, cost of merchandise sold - commercial and cost of merchandise sold - international franchising that are expressed as a percentage of net retail sales, commercial revenue and international franchising, respectively. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales, commercial revenue or international franchising and immaterial rounding.

(2)Due to the charges primarily in the 26 weeks ended August 1, 2020, a separate line item was disclosed and expressed as a percentage of net retail sales.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES Unaudited Condensed Consolidated Balance Sheets (dollars in thousands, except per share data)

	July 31, 2021	January 30, 2021	August 1, 2020
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$51,136	$34,840	$25,274
Inventories, net	47,342	46,947	55,509
Receivables, net	8,648	8,295	6,314
Prepaid expenses and other current assets	8,841	10,111	5,400
Total current assets	115,967	100,193	92,497

Operating lease right-of-use asset	93,087	104,825	114,709
Property and equipment, net	48,161	52,973	58,085
Other assets, net	7,060	3,381	2,972
Total Assets	$264,275	$261,372	$268,263

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$16,028	$17,901	$23,267
Accrued expenses	20,972	17,551	15,911
Operating lease liability short term	28,019	32,402	39,917
Gift cards and customer deposits	18,096	19,029	17,988
Deferred revenue and other	2,723	2,445	2,659
Total current liabilities	85,838	89,328	99,742

Operating lease liability long term	89,883	101,462	111,640
Deferred franchise revenue	847	920	916
Other liabilities	2,572	2,354	1,430

Stockholders' equity:
Common stock, par value $0.01 per share	163	159	156
Additional paid-in capital	73,394	72,822	71,906
Accumulated other comprehensive loss	(12,579)	(12,615)	(12,339)
Retained earnings/(deficit)	24,157	6,942	(5,188)
Total stockholders' equity	85,135	67,308	54,535
Total Liabilities and Stockholders' Equity	$264,275	$261,372	$268,263

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES Unaudited Selected Financial and Store Data (dollars in thousands)

	13 Weeks Ended July 31, 2021	13 Weeks Ended August 1, 2020	26 Weeks Ended July 31, 2021	26 Weeks Ended August 1, 2020

Other financial data:

Retail gross margin ($) (1)	$48,612	$9,106	$95,731	$21,401
Retail gross margin (%) (1)	53.3%	23.1%	53.0%	25.2%
Capital expenditures (2)	$1,062	$529	$1,553	$3,378
Depreciation and amortization	$2,993	$3,254	$6,120	$6,711

Store data (3):
Number of corporately-managed retail locations at end of period
North America			305	307
Europe			47	51
Asia			—	1
Total corporately-managed retail locations			352	359

Number of franchised stores at end of period			74	78

Corporately-managed store square footage at end of period (4)
North America			716,702	712,350
Europe			70,371	76,173
Asia			—	1,750
Total square footage			787,073	790,273

(1) Retail gross margin represents net retail sales less cost of merchandise sold - retail. Retail gross margin percentage represents retail gross margin divided by net retail sales. Store impairment is excluded from retail gross margin.

(2) Capital expenditures represents cash paid for property, equipment, and other assets.

(3) Excludes e-commerce. North American stores are located in the United States and Canada. In Europe, stores are located in the United Kingdom and Ireland. Seasonal locations not included in store count.

(4) Square footage for stores located in North America is leased square footage. Square footage for stores located in Europe is estimated selling square footage. Seasonal locations not included in the store count.

* Non-GAAP Financial Measures

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES Reconciliation of GAAP to Non-GAAP Results (dollars in thousands, except per share data)

	13 Weeks Ended July 31, 2021	13 Weeks Ended August 1, 2020	13 Weeks Ended August 3, 2019
Income (loss) before income taxes (pre-tax)	$9,473	$(13,983)	$(742)
Income (loss) before income tax adjustments:
United Kingdom Lockdown Business & Restart Grants (1)	32	-	-
COVID-19 activity (2)	35	100	-
Impairment and bad debt (3)	(56)	2,163	-
Foreign exchange (gains) losses (4)	48	(581)	1,143
Adjusted income (loss) before income taxes (adjusted pre-tax)	9,532	(12,301)	401

Income tax (expense) benefit	(2,638)	74	(482)
Tax adjustments:
Income tax impact: adjustments (5)	-	-	(240)
Adjusted income tax (expense) benefit	(2,638)	74	(722)

Net income (loss)	6,835	(13,909)	(1,224)
Adjustments	59	1,682	903
Adjusted net income (loss)	$6,894	$(12,227)	$(321)

Net income (loss) per diluted share (EPS)	$0.42	$(0.93)	$(0.08)

Adjusted net income (loss) per diluted share (adjusted EPS)	$0.43	$(0.82)	$(0.02)

(1) Represents the adjustment business and restart grants received from the United Kingdom government for business in the retail, hospitality and leisure sectors. These grants were provided on a per-property basis to support businesses through the latest lockdown restrictions as a result of the COVID-19 pandemic and to resume business when restrictions were eased.

(2) Represents COVID-19 related expenses at our stores, warehouse, and headquarters.

(3) Represents non-cash adjustments including asset impairment charges related to store fixed assets and right-of-use operating lease assets and bad debt expense or recoveries in the 13 weeks ending July 31, 2021 and August 1, 2020.

(4) Represents the consolidated impact of foreign exchange rates on the re-measurement of balance sheet items not denominated in functional currency recorded under the provisions of U.S. GAAP. This does not include any impact on margin associated with the translation of revenues or the foreign subsidiaries' purchase of inventory in U.S. dollars.

(5) As a result of the Company's full, global valuation allowance, the Company cannot realize an income tax benefit on these adjustments for the second quarters ending July 31, 2021 and August 1, 2020.

Reconciliation of GAAP to Non-GAAP Results (dollars in thousands, except per share data)

	26 Weeks Ended July 31, 2021	26 Weeks Ended August 1, 2020	26 Weeks Ended August 3, 2019
Income (loss) before income taxes (pre-tax)	$22,654	$(32,647)	$1,668
Income (loss) before income tax adjustments:
United Kingdom Lockdown Business & Restart Grants (1)	(852)	-	-
COVID-19 activity (2)	46	120	-
Impairment and bad debt (3)	112	8,311	(456)
Foreign exchange (gains) losses (4)	(147)	265	1,117
Adjusted income (loss) before income taxes (adjusted pre-tax)	21,813	(23,951)	2,329

Income tax (expense) benefit	(5,439)	(2,466)	(1,696)
Tax adjustments:
Income tax impact: adjustments (5)	-	-	(139)
Income tax impact: CARES Act (6)	-	(773)	-
Valuation allowance (7)	-	3,272	-
Adjusted income tax (expense) benefit	(5,439)	33	(1,835)

Net income (loss)	17,215	(35,113)	(28)
Adjustments	(841)	11,195	522
Adjusted net income (loss)	$16,374	$(23,918)	$494

Net income (loss) per diluted share (EPS)	$1.08	$(2.35)	$(0.00)

Adjusted net income (loss) per diluted share (adjusted EPS)	$1.03	$(1.60)	$0.03

(1) Represents the business and restart grants received from the United Kingdom government for business in the retail, hospitality and leisure sectors. These grants were provided on a per-property basis to support businesses through the latest lockdown restrictions as a result of the COVID-19 pandemic and to resume business when restrictions were eased.

(2) Represents COVID-19 related expenses at our stores, warehouse, and headquarters.

(3) Represents non-cash adjustments including asset impairment charges related to store fixed assets and right-of-use operating lease assets and bad debt expense or recoveries in the 13 and 26 weeks ending July 31, 2021 and August 1, 2020, and the 26 weeks ending August 3, 2019

(4) Represents the consolidated impact of foreign exchange rates on the re-measurement of balance sheet items not denominated in functional currency recorded under the provisions of U.S. GAAP. This does not include any impact on margin associated with the translation of revenues or the foreign subsidiaries' purchase of inventory in U.S. dollars.

(5) As a result of the Company's full, global valuation allowance, the Company cannot realize an income tax benefit on these adjustments for the year-to-date periods ending July 31, 2021 and August 1, 2020.

(6) Represents the impact of the technical correction related to qualified leasehold improvements resulting from the CARES Act occuring in the first quarter of fiscal 2020

(7) Represents the valuation allowance recorded on its net deferred tax assets in North America in the first quarter of fiscal 2020.

Reconciliation of GAAP to Non-GAAP figures (dollars in thousands)

	13 Weeks Ended July 31, 2021	13 Weeks Ended August 1, 2020	13 Weeks Ended August 3, 2019
Income (loss) before income taxes (pre-tax)	$9,473	$(13,983)	$(742)
Interest expense, net	8	7	(7)
Depreciation and amortization expense	2,993	3,254	3,286
Earnings (loss) before interest, taxes, depreciation and amortization (EBITDA)	$12,474	$(10,722)	$2,537
Adjustments	59	1,682	1,143
Adjusted earnings (loss) before interest, taxes, depreciation and amortization (adjusted EBITDA)	$12,533	$(9,040)	$3,680

	26 Weeks Ended July 31, 2021	26 Weeks Ended August 1, 2020	26 Weeks Ended August 3, 2019
Income (loss) before income taxes (pre-tax)	$22,654	$(32,647)	$1,668
Interest expense, net	13	4	14
Depreciation and amortization expense	6,120	6,711	8,138
Earnings (loss) before interest, taxes, depreciation and amortization (EBITDA)	$28,787	$(25,932)	$9,820
Adjustments	(841)	8,696	661
Adjusted earnings (loss) before interest, taxes, depreciation and amortization (adjusted EBITDA)	$27,946	$(17,236)	$10,481
Reconciliation of GAAP to Non-GAAP figures
(dollars in millions)

	Forecasted 2021	Actuals 2019
Income before income taxes (pre-tax)	$32 - $36	$1.6
Interest expense, net	-	-
Earnings before interest and taxes (EBIT)	$32 - $36	$1.6

Depreciation and amortization expense	13 - 14	13.7
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$45 - $50	$15.3

Contacts

Investors:
Voin Todorovic
Build-A-Bear Workshop
(314) 423-8000 x5221

Media:
PR@buildabear.com